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As previously announced, on May 23, 2022, Tim Bertram, PhD, Chief Executive Officer of ProKidney LP (“ProKidney”), presented at the UBS Global Healthcare Conference. ProKidney posted to its website a link to a video recording of the presentation. A transcript of the video recording follows below:

ProKidney | UBS 2022 Global Healthcare | May 23, 2022

Gavin Fernandez:

Good afternoon, everyone. Thanks for attending the UBS Global Healthcare Conference. Hope you all enjoyed your lunches. So for all those watching at home and for all those in the audience, my name is Gavin Fernandez. I’m an analyst with the UBS Healthcare team. I’m excited to present and to introduce Tim Bertram from ProKidney, an advanced stage biotech company developing therapies to repair and restore damaged kidneys using a patient’s own cells. We will have a Q & A portion after the session, but without further ado, Tim, the floor is yours. Thank you.

Tim Bertram:

Thank you for taking the time to come here and hear the ProKidney story. Our goal is to stabilize or reverse, change fundamentally the progress of chronic kidney disease, which invariably ends in renal failure and dialysis. This disease impacts millions of people in the U.S, over 75 million people in the US and Europe, and costs all of us as taxpayers well over $130 billion per year. We intend to address this, patient population and bring about this outcome by using a renal autologous cell therapy or what we call REACT, which is composed of three progenitors taken from the patient’s kidney.

This product has been in development for the past 18 years. We’ve actually got seven years of clinical trial experience in this patient population, the type II diabetics with diabetic kidney disease in a very severe state, and we intend to take this forward and have shared this development plan with the FDA and the EMA, which they’ve both endorsed that we can go forward in a phase three program. That phase three is active and I’ll share details with that shortly.

So, what is REACT? REACT starts by taking a very simple biopsy from the patient’s kidney. Hundreds of thousands of biopsies are done safely in the United States on an annual basis. The biopsy is sent to our manufacturing plant, which is proprietary and conducts all internal manufacturing processes. This manufacturing process has been in development for approximately 12 years and has been extensively reviewed by both the FDA and the EMA, and is highly effective in identifying, isolating, and formulating these three progenitor cells into a product.

In fact, if a patient’s biopsy comes in viable, we have 100% success in making a patient’s product, and we can make five to 10 products from a single biopsy. How do we administer this? We administer the cells back into the patient’s kidney through a minimally invasive injection procedure that is done under conscious sedation. It is done with a 25 gauge, non-cutting needle, which is about the size of angel hair. We inject 800 million cells in each injection, and that allows us then to see effects that I’ll be sharing with you shortly.

Once these cells are injected into the kidney, what we have demonstrated is that they migrate directly to the damaged glomeruli and the damaged nephrons. At this point, they replace the cells that are [effete] dead and damaged within these functional units of the kidney. This replacement occurs when such cells survive for up to six months. While they’re at this site in the kidney, they secrete cytokines that control inflammation, reduce fibrosis and restore the normal functioning of the kidney and its nephrons. So you might ask, what is the impact of this disease state to the patients? Well, today there are over 38.5 million patients in the United States that suffer from chronic kidney disease. And over the next decade in the U.S and Europe, there will be over 80 million people that have this disorder. So it is a sizable market, indeed. And interestingly, there is not a single medicine out right now which cures. They all slow the progression of the disease and it ends invariably in renal failure.

So you might imagine with this many people and this big of a problem around the world, a substantial amount of money is invested. In fact, illustrated here is for the U.S only. You can see that while a patient has chronic kidney disease, the U.S. government spends approximately $80 billion in one year. Once the patient goes on to renal failure, which is the inevitable outcome, an additional $50 billion are spent. If you break this down to individual patient costs, what you can see is that $93,000 is spent per patient per year. If that patient is fortunate enough to have private insurance, approximately four times this amount will be spent by the private insurer to sustain this patient’s life. You might ask, why is such a large sum of money spent and why is there no cure? The disease is highly complex. There are multiple pathophysiologic mechanisms, which are involved in the progression of the disease that ultimately ends in renal failure.

So to think about this, the Kidney Disease Improvement Group Organization, an international group, studying complexities of this disorder to guide the development of therapeutics has developed a heat map shown here. This heat map basically takes the kidney function as shown by eGFR or estimated glomerular filtration rate, which forms the rows and divides it into four stages. One of the stages has two parts, A and B, because of the severity of the disease is a decline that occurs in that stage. It also because there is damage to the kidney itself, a clinical biomarker, which is albumin in the urine is used to look at the inflammation and fibrosis. And that forms the columns that you see here. If you look at this heat map from the upper left to the lower right, which you can see is that there’s increased progression or risk for renal failure top to bottom, left to right. So the colors represent increased risk. What’s fascinating is that most medicines that have been developed actually test patients when they’re in the relatively early stages of disease and low risk. This actually then explains partially why we do not have medicines that prevent the disease from progressing to end stage kidney disease. If you look in the lower right what you can see because of our unique mechanism, which actually replaces the damaged cells and because the cells will actually integrate into the tissue and persist for up to six months, we actually can target the more severely damaged patients and those with lower kidney function.

Illustrated here is what has taken place over the past few years to bring the most advanced medicine into treating this disease population. This represents three randomized controlled trials of the SGLT2s. The sodium-glucose co-transporter that’s found in the kidney and is heralded as one of the greatest advances for delaying this disease. Thousands of patients have been tested in each one of these trials. If you look at the gray line in each one of these graphs, what it shows you is the steady decline that occurs in kidney function and is consistent with today’s standard of care. If you look at the blue line, what you’ll see is the impact of the SGLT2s. Notice you do not change or result in anything other than at the end a failure.

What’s important about this also is that look at the eGFR for the group being tested. In the group at the far left, the DAPA, or CANA, rather. What you can see there is these patients were treated that had an average eGFR in the mid forties. For DAPA, they were in the mid thirties and in EPA, they were actually in the mid seventies. So you have here a progression where you can see that the disease that was treated was actually relative and mild.

So what about the ability to actually disease modify? What would happen if we could bring forward a medicine that would change the trajectory that even the best medicines today, which make billions of dollars can actually have an impact? This illustrates the funnel you can think about for the patients that have chronic kidney disease in the U.S and where REACT fits so well. One in seven people have chronic kidney disease in a group of this size, probably one, and maybe two of you have chronic kidney disease, whether you realize it or whether you don’t, it’s very common. It’s very prevalent.

For us because of the unique mechanism we’re targeting CKD stage 3-4, if we look at those, the primary cause of this disorder at this stage is diabetes. If you look in the lower left, what you can see is that out of those 38.5 million, we can target 4.4 million patients uniquely with this product. It’s a very large patient population and if you recognize that if you combine the U.S and Europe, you can actually almost double that size.

Now, just think for a moment, what if we could actually modify this and change the trajectory? What might we consider, were there other examples? In these particular examples shown here, these are all rare diseases, but disease modifying therapies have in fact been brought to the market in some of these, these range from cystic fibrosis to SMA or spinal muscular atrophy. What you can see when you look at this is that these have the potential over a period of time to make billions of dollars, adding cost to the healthcare system because these diseases heretofore had not been able to be treated. What’s interesting is if you look at the cost per patient in the bottom of this, what you’ll see is that the average cost per patient ranges from about 200,000 to over a million dollars. Those over a million dollars or frequently repeated, resulting in a disease modification after repeat exposure. We can see here that the median price for such therapies is approximately $360,000.

Now let’s pause for a moment and just think about the revenue potential that we have if we could bring a disease modifying therapy into this market. As I showed you, market size is about 4.4 million patients in the US. Let’s assume just for the moment that we can only penetrate 1% of that market. That would be about 44,000 patients. If we could, in fact charge the $360,000, which is the median price for a disease-modifying therapy, what you can see is that billions of dollars of revenue become accessible. The 1% is used just as an entry point for you to think about how each percentage gained would result in billions of dollars in revenue.

But now let’s contemplate for just a moment. Would 360,000 be something that would actually be a value add? So if we’re going to bring a disease-modifying therapy forward as the previous examples, they added cost to the healthcare system. What if we had the $360,000 for React? Well, as I showed you each patient costs approximately $100,000, 93,000 to be exact. If the patient has a private insurer, it’s about four times that amount on an annual basis. Patients remain on dialysis for approximately five years. So the healthcare system spends somewhere between 500,000 and $2 million in supporting this patient in a very low quality of life.

If we now look and say, well, what if we could delay dialysis for five years? All of a sudden $360,000 opens up the possibility to be able to return capital to the system, said differently, to actually reduce healthcare costs with such a therapy. So what I’d like to do now is show you what we have actually obtained with this therapy in the phase two clinical trials. And for you can each access or determine if you believe that we could actually modify the disease and change the course of this disorder.

To illustrate that for you, what I’ve done here is outlined a phase two trial, which I’ll show you the data from. This was a randomized controlled trial. It involved 80 patients. They all had lost 50 to 80% of their kidney function. They were all type II diabetics. A biopsy was taken from their kidney and they were randomized into one of two cohorts. One of the cohorts was immediately injected with their product that we had manufactured. It was injected into the same kidney that was biopsied. And then six months later, we injected them a second time in the same kidney. To give us a concurrent control and understand if there was any benefit whatsoever, we ran a standard of care trial, maximally tolerated. This included patients on SGLT-2. At the end of that one year period, while we monitored them, if they still qualified for the React injection, they were re-consented and allowed to be injected in the same kidney that was biopsied first. And then six months later injected a second time in that same kidney. So one kidney was injected twice.

What we show here, in sharp contrast to what I showed you previously, is the kidney function from these patients. This is actually looking at the EGFR, in the lines. And in the bars that you see in the smaller numbers here, in the smaller numbers here, you can see where the UACR or that albuminuria is measured. What you can see is that these patients started with an average EGFR of approximately 30. This was a full 10 ML per minute below what the lowest cohort was tested in the SGLT-2. So these were very high risk patients for renal failure.

As you can see in the purple line, we saw exactly what I showed you in the gray line. Patients on best standard of care continue to decline, and they decline on an average about four ML per minute per year. You see that very clearly. In contrast, which you can see here is after the first injection of React, the kidney function begins to improve. And after the second injection of React in one kidney, it continues to increase. And rather than a decrease of four ML per minute, we see an increase of four ML per minute.

So what we’ve done here is we’ve actually restored kidney function, in sharp contrast to today’s best standard of care. What’s also interesting is, as I said, we took patients that after they had completed one year, we dose them again with REACT and looked to see what the outcome would be. Illustrated in this slide, two key points. One, the average EGFR at which they were dosed had dropped. And what you can see is that we still within all comers show, an increase of return in kidney function using EGFR, and if you look at the UACR, you’ve stabilized the damage that’s ongoing in the kidney.

So this graph illustrates more clearly what actually took place with the UACR or the renal damage. And as you can see in the standard of care, there was a substantial increase. The kidney damage continued versus those patients that were dosed with REACT. You can actually see that they were stabilizing their amount of kidney injury.

Now, as I shared with you, our mechanism of action is actually to impact the kidney function, not just a molecular pathway or a particular trigger, but advancing healing for the entire organ.

The kidney does more things than make urine, which is what most drugs today use to measure the benefits. The kidney also produces erythropoietin. A very common comorbidity in chronic kidney disease is anemia. It also produces vitamin D3, which is responsible for your bone metabolism. As can be seen, the patients in this very high-risk group in the trial were actually increasing their phosphate and decreasing in their hemoglobin or hematocrit. What this illustrates is that after the REACT injection in both of these endpoints, in this patient population, what you can see is that we were in fact restoring kidney function or making a modification, a disease modification for these patients.

What’s illustrated in this graph is that we ask the question, what is the long term effect? So do these two injections in one kidney have an impact that might be substantive. And we go out for 24 months. And what you can see is that after the increase, there is a stabilization of the kidney function for a period of time. This study is still ongoing and we intend to follow them for an additional year. And then we have an open label extension trial, which will follow them for an additional two years to allow us to be able to get and demonstrate clearly the durability that this has, these two injections had in one kidney.

So, this summarizes what a disease modifying therapy might do to the kidney. We can improve kidney function by increasing EGFR. We can stabilize, possibly even improve the amount of damage perhaps with repeated injections, but in a single kidney with two injections, we can see, we clearly stabilize the injury. But we’re also showing that we can restore other kidney functions with this renal specific therapy. We can improve the hemoglobin and hematocrit to address the anemia. Billions of dollars are spent on treating these patients for their anemia. And we can also restore their vitamin D3 for the hyperphosphatemia, which leads to hardening of the arteries as well as dementia.

So this is showing that disease modification is in fact possible with this complex disorder.

So what are we going to do with this therapy and how are we taking it forward? This slide illustrates that we want to target the type II diabetic that has diabetic kidney disease. This is the single largest segment of the CKD three / four group accounting for about 45% of the patients that are impacted by this.

What you can see in this is that we have a phase three trial, which has been reviewed and agreed to by both EMA and FDA, and that is actively enrolling. And it’s been enrolling now since January of this year. What’s interesting about this trial though, is it’s not only based on seven years of clinical experience in this particular demographic, but because we’ve been able to demonstrate the safety of this product, as well as the injection procedure, injection procedure itself is safer than a standard biopsy. What we’re able to do in this phase three is we’re able to inject both kidneys.

So now we do not have to inject one kidney twice, but we can inject both kidneys. This gives us access to a broader renal mass since diabetic kidney disease impacts both kidneys. And it also allows us to be able to target the amenable glomeruli, which can be changed to improve the renal function, and we anticipate that this will substantially increase our effectiveness. Because this trial is sham controlled and blinded; there’s actually two trials that are going to be run with this program, we decided that for investors, what we wanted to do was bring forward a trial that would be an open-label, and we designed a one-to-one randomized controlled trial in which we would look at a single injection, and one in which we would look at a two injections, one in each kidney. This would allow us to be able to show investors, the professional community, as well as patients the benefits that you obtain when you inject both kidneys. But what it also is doing is it’s giving us a chance to identify the triggers, which allow us to be able to dose repeatedly. This is an important fact, because recall I said that we could make five to 10 doses, since it’s an autologous homologous therapy, we can inject repeatedly. So, at any point that there is stabilization or a decline, we can re-inject. What this trial will be doing is it will be defining for us when a re-injection is appropriate, to potentially ensure that patient never goes on to dialysis or end-stage kidney disease. But there are other benefits that our Phase Three program brings. Because we had the Regenerative Medicine Advanced Therapy Designation, which is the equivalent of breakthrough designation for cell therapies, we worked with the FDA to be able to run an adjunctive Phase Two trial with the Phase Three Program. So, as standard of care patients roll off of, or reach the endpoint, which is a time to event endpoint, they can enroll into a Phase Two program, and get immediate access to the REACT product. This not only builds our safety database, but this substantially helps with recruiting. What we’re also doing with this is that we are running a long-term follow-up. We believe that we can obtain premium pricing by showing the long-term durability with this product, and that has been agreed with both the FDA and EMA that we will have a five-year, long-term follow-up with this particular program to ensure that we obtain premium pricing.

Well, as I shared with you, we have manufacturing capability in-house. 12 years was spent to develop our manufacturing, CMC and processes, which have been extensively reviewed. The process is highly reliable, as I shared with you. If we get a viable biopsy from a patient and we consistently do, we can make, with every single biopsy five to 10 doses. The process is established because of our RMAT and close working relationship with FDA and EMA, we’ve also worked on our in-process, release and potency assay, a common problem for cell therapies. In addition to that, because we do all this in-house, what we’ve developed is a very talented skill base for knowhow and understanding, in those people that are manufacturing the product, which not only ensures quality, but ensures then that we can continue to make a product as we go and expand into the Phase three program.

Lastly, one of the things that we really want to do is, because we can control our process and the quality of the product, we developed a phased or stepped process for being able to build out, to achieve 65,000 patient manufacturing capability once we go into registration. So, we anticipate that by having this level of manufacturing, that we can actually get a substantial return for investors, address a significant number of patients that are in need of the disorder, and still stage and control our investments, so that we have proper revenue control, coupled with capital utilization.

One of the things that we’re extremely pleased of, and we’re about to make an announcement on this, is that we believe our merger with Social Capital Suvretta allows us the ability to be able to create a leading chronic kidney disease company. Our company right now has a pre-money valuation of $1.75 billion. We’ve just completed raising a pipe of $575 million, which will support the phase three program.

Of that, the ownership represented is that the current owners, including management, own about 66% of the company and the pipe investors will own about 21.7% of the company. What’s very striking about this program is that the current investors, as well as management are sufficiently confident in the fact that what we have seen has been so consistent that we’ve locked up our shares until registration. Approximately four years is what’s projected. These proceeds then will allow us to not only reach value inflection, but allow us to weather the current storm that we’re going through, to ensure that we can continue to progress and advance the development of this project to very significant value inflection points.

So, why is ProKidney worth investing? Why should a patient look forward to it? Why might payers be excited about it? Well, I think as I’ve shown you here is we have an excellent partner in Social Capital Suvretta, and we have very, very strong, robust backers for the pipe, as well as those that are insiders or have been with us for many years. In addition to that, the ProKidney management team collectively has over 200 years of development experience. I myself, have brought eight medicines to the market. Others on the team have also brought medicines to the market. These were small molecules. This is going to be the third cell-based therapy I’ve brought into Phase Three, and it’ll be the first one that’s going to advance with this level of commercialization. So, we’re very, very excited about bringing this forward. Our early clinical success is really quite striking. We’ve had seven years of work in the clinical trials in this demographic, with this product, as it’s currently manufactured. The Phase Two data, as we’ve shown you, is very robust, and we truly believe that we have a disease-modifying therapy. The Phase Three program, which is underway, has been reviewed extensively by agencies around the world. They’re highly supportive. In addition to that, the RMAT designation is allowing us to be able to work very closely with the FDA to ensure that as the development program goes on, that we have the highest probability of success. Our intellectual property is extremely strong. Because of the unique nature of our process, and because of the manufacturing, that is the composition of our product, we have intellectual property protecting us into the early 2040s. We have compositional patents. We have utility patents and we have process patents, which can be renewed repeatedly, because of this technology that we’ve got, the composition, and because of the manufacturing process.

Lastly, I think our financial strength is shown here. We can weather the storm that’s before us. We can bring this therapy forward into patients that are in desperate need. There’s currently no disease-modifying therapy for this massive market. We believe that this is really an opportunity to not only benefit patients, give them something which will improve a quality of life, but also to benefit physicians who need another tool in their toolbox, to be able to use other medicines that are coming along, to focus on different genes and genetic pathways, but also, and very importantly, we believe that this is going to help payers. We actually believe, and this will be the first medicine that I’ve developed, it’s the first one that I’m aware of that we can actually probably look payers in the eye and say, “There is the potential, the real potential that we can drive down healthcare costs, as well as increase the benefit to the patient.” We’re excited about this. We think it’s a very, very cool opportunity for investors, patients, and physicians, and I look forward to answering any questions that you might have. Thank you. Where would you like us to sit?

Gavin Fernandez:

Thank you, Tim, for your presentation. We’re now going to move forward to the Q&A portion of the presentation. As a friendly reminder, there’s QR codes available to scan, to submit a question anonymously. I’m also going to look to see if there’s anything submitted from the online camp. But for now I want to ask, so you mentioned that part of the money from the pipe will be used to expand and build out your commercial, your manufacturing facilities. I was hoping you could talk more about specifics of what that would look like.

Tim Bertram:

Yes. So, what we want to do is we want to stage the manufacturing build out. We’ve already got, in our existing facilities, the ability to do about 1,000 patients per year. So, we understand what it takes to make a commercial facility. We will take the facilities build-out in approximately 20,000 patient bite-sizes. That will be built, largely, based upon what we see in terms of potential commercial uptake, and the ability to be able to deliver this broadly to patients, that, largely in the U.S. initially, but then moving to other regions, such as Europe and Asia-Pacific, to get the additional 20,000 patients.

Gavin Fernandez:

I was going to ask you about your expansion to rest of world and EU opportunities. Now, I know you guys are currently headquartered in North Carolina. So, will the additional manufacturing facilities be built out in the same area, or will you going to be expanding it across the country as well?

Tim Bertram:

Yeah. That’s a good question. We’ve been debating that. Since we’ve got our pilot and current manufacturing plant in North Carolina, what we may do is place this elsewhere in the U.S., in order to allow for a distribution. But the, one of the plants will be in the U.S., and it will be able to service all of North America, and probably much of South America. The European plant, and although we’ve run some of our clinical trials in Europe, so we can ship out of North Carolina into Europe, with the product, we’ll probably put something in Europe and then something in the Asia-Pac region, but there’ll be at least one more here in the U.S.

Gavin Fernandez:

That’s good. So, I know that you mentioned that you’re using sort of 1% penetration rate more as like a plug, just as an example. I was hoping you could talk more about what investors can expect. If you can share more details about how you guys view projected penetration rate, and maybe even an estimated number, for example?

Tim Bertram:

Yeah. So right now, yes, we did number. I’ll start with the end and we’ll work back. It’s a very interesting question you ask, and it’s one that we’ve discussed quite a bit. So 65,000 is what we’re using right now because that’s the capital that we see that we can raise, to be able to address that part of the patient population and still have multi-billion dollar revenues for the company.

The idea of the expansion is really something that we’re addressing from multiple dimensions. One of the other dimensions we’re looking at is, how we can automate the process to not only drive the cost down? We currently have the lowest cost of goods that we’re aware of, of any cell therapy. We are under a hundred thousand dollars. The costs, if we can drive them down further. Automate, we can reduce our capital need for the facilities, because it can be contained in a closed system, and so we don’t need the ISO standards to meet it; it can be done in a room like this. But it also, then, opens up the possibility to expand the market into more and more patients.

The idea that we’ve got is, by looking at improvements in the bio process, looking at how the market uptake occurs, we can then look at how we can best expand. I would say that we could easily consider to- Again if you’re looking at the patient population, the CKD 3/4, that really do need this. Because many times, at that higher risk, those lower CKD, eGFR measurements, many times those patients are taken off of today’s standards of care; they’re actually contraindicated. So the market potential is substantial. I think the 4.4 million is something that we could actually contemplate taking a high percentage of that.

Gavin Fernandez:

Yeah.

Tim Bertram:

Again, the exact numbers we’ll see, will depend on market uptake and where it goes.

Gavin Fernandez:

Yeah.

Tim Bertram:

But I’m excited about the potential, especially for the patients; they’ve seen nothing. In dialysis, I don’t know what the group knows about dialysis, but patients that go into dialysis, 20% die in the first year, because they just can’t tolerate being connected to a machine. It’s a very low quality of life. So I’m hoping we can get this advanced in a cost-effective way and penetrate the market broadly.

Gavin Fernandez:

Yeah. No, it’s a great story and a great thing you guys are striving towards. I also wanted to ask, when we think about you guys using combination therapies with your work, it would be helpful to talk, to learn more about, maybe what therapies or what other companies you guys would consider working with, that you guys could be synergistic with in combination with your REACT therapy?

Tim Bertram:

Oh, thank you for saying synergy rather than competition, because it’s a very key point; it’s one that we’re very passionate about, I would say. Because of the unique mechanism, and because you’re restoring kidney function and healing, the other therapies are targeting a gene or a protein or a pathway. What we’re actually doing is, we’re likely to make the patient’s kidneys more responsive to these other therapies. Rather than seeing them as competitive, we see them as, actually, potentially synergistic and beneficial.

Now you asked which of those might be the best? That’s a whole separate question. We know from the trial, we have patients on SGLT2s and they respond very well to REACT. What we’ve not done is asked the flip question; because it’s trial, they have to come off of their, if they’re on an SGLT trial. If they’re on SGLT2s they can maintain it. But we’ve not asked which is first, the SGLT2 followed by REACT or REACT followed by SGLT2? We think it’s probably REACT to restore the kidney function.

But we also see things like Finerenone; I think that is very exciting. I think some of the early data, the DPP4s. I think there’s an opportunity for us, because it’s renal specific, and because there is this restoring kidney function, that’s at the heart of our mechanism. We actually do see that probably any of the new advances will be able to be used in conjunction with, and so they’re adjunctive for sure, potentially synergistic. I don’t see them as competitive.

Gavin Fernandez:

I like the words as well. Synergistic, not competitive. I guess the last two questions.

Tim Bertram:

Sure.

Gavin Fernandez:

You touched on the part, the deal with Social Capital Survetta?

Tim Bertram:

Yeah.

Gavin Fernandez:

I’m wondering, besides now the knowledge base of having investing legends like Chamath and Kishen Mehta joining your team, in terms of giving you guidance and advice. I’m wondering what else you guys are looking to, in the short and long term future, of potential new partnerships or people who could come onto the board who can help build out your guidance as you approach commercialization?

Tim Bertram:

Yeah. We’ve got a very, very exciting board; some real leaders in this area, and we’re adding additional members to that. On the board front, people such as Alan Lotvin of CVS; Bill Doyle, Novocure; Brian Pereira, who’s basically on the textbooks of, firstly, all nephrology texts. All of these individuals bring a tremendous talent to the team in guiding us for the commercial, particularly Ellen and Bill, who have taken companies forward and attacked that market.

But I think also for us, the opportunity for this synergy. I think we’re open to partnerships. We’ve got clearly enough capital to take it forward, we don’t need a partner right now, but there’s back to this point you were raising earlier about potential benefits. We would look to see where there could be a benefit, not only to investors, of course, but to the patients, and to the payer system, where a partnership might be beneficial. There’s nothing that, I would say, is in the works at the moment that we would say that’s the one, but we would be open to that as would be appropriate; making sure that the outcome of this actually allows us to take a disease-modifying therapy to the broadest market possible.

We’re very excited about the board. There’s some new people joining, which hopefully, here in next few weeks, we can talk about others.

Gavin Fernandez:

Yeah, I look forward to the press releases.

Tim Bertram:

Yes.

Gavin Fernandez:

The last question I want to ask is an open-ended closing question. You had a comprehensive presentation, we know you successfully have been raising the pipe. I’m wondering, is there anything else you would want investors to know that you think maybe people have missed from the story?

Tim Bertram:

Oh, yeah. That’s a good question. I need to muse on that one for a moment. I think one of the things that I would really like investors to recognize is the commitment; probably commitment from the management team to execute, commitment from the investors to continue to support and sustain it. And, I think, commitment from the board, that they see the problem. When you grasp the- Well, all taxpayers in this room, when you grasp the amount of money being spent for something, and if any of you familiar with a patient that’s got chronic kidney disease, it’s a devastating life, and we’re spending all this money for a train wreck. I think if investors would really look to join and partner with this, in a way that we can drive this forward; bringing patients to the interest, spreading the word that here is something that’s really got the potential to change the trajectory. I think that’s one of the things. Join us in this aggressive assault on a very serious disorder.

Gavin Fernandez:

Great. Well, thank you, Tim. Thank you for sharing your story.

Tim Bertram:

Thanks.

Additional Information and Where to Find It

In connection with the proposed transaction between Social Capital Suvretta Holdings Corp. III (“SCS”) and ProKidney, SCS has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and intends to file a definitive proxy statement with the SEC. SHAREHOLDERS OF SCS ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT, AS AMENDED FROM TIME TO TIME, THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. HOWEVER, THESE DOCUMENTS WILL NOT CONTAIN ALL THE INFORMATION THAT SHOULD BE CONSIDERED CONCERNING THE PROPOSED TRANSACTION. THEY ARE ALSO NOT INTENDED TO FORM THE BASIS OF ANY INVESTMENT DECISION OR ANY OTHER DECISION IN RESPECT OF THE PROPOSED TRANSACTION. When available, the definitive proxy statement will be mailed to the shareholders of SCS as of a record date to be established for voting on the proposed transaction. Shareholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov.

The documents filed by SCS with the SEC also may be obtained free of charge at SCS’s website at https://socialcapitalsuvrettaholdings.com/dnac or upon written request to 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052.

Participants in the Solicitation

SCS and ProKidney and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from SCS’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction between ProKidney and SCS will be contained in the definitive proxy statement when available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This communication may contain certain forward-looking statements within the meaning of the federal securities laws, including with respect to the proposed transaction between ProKidney and SCS and the timing of enrollment of ProKidney’s clinical trials, availability of clinical data and obtainment of regulatory approvals. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of SCS’s securities, (ii) the risk that the proposed transaction may not be completed by SCS’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SCS, (iii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the definitive agreement related to the business combination between SCS and ProKidney (the “Business Combination Agreement”) by the shareholders of SCS and the satisfaction of the minimum cash condition, (iv) the lack of a third-party valuation in determining whether or not to pursue the proposed transaction, (v) the inability to complete the private placement entered into in connection with the transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement, (vii) the effect of the announcement or pendency of the transaction on ProKidney’s business relationships, operating results, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of ProKidney and potential difficulties in ProKidney employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against ProKidney or against SCS related to the Business Combination Agreement or the proposed transaction, (x) the ability to maintain the listing of SCS’s securities on a national securities exchange, (xi) the price of SCS’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which SCS plans to operate or ProKidney operates, variations in operating performance across competitors, changes in laws and regulations affecting SCS’s or ProKidney’s business, and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive biotechnology industry, and (xiv) uncertainties inherent in cell therapy research and development, including the actual time it takes to initiate and complete clinical studies and the timing and content of decisions made by regulatory authorities. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of SCS’s preliminary proxy statement on Schedule 14A (File No. 001-40560), as amended from time to time, filed with the SEC, SCS’s annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 28, 2022, the definitive proxy statement of SCS, when available, including those under “Risk Factors” therein and other documents filed by SCS from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ProKidney and SCS assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither ProKidney nor SCS gives any assurance that either ProKidney or SCS, or the combined company, will achieve its expectations.